EXHIBIT 4.3

October 9, 2003

Private Media Group, Inc.

3230 Flamingo Road, Suite 156

Las Vegas, Nevada 89121

To Whom It May Concern:

This letter confirms our agreement as of the date hereof, which will be effective as of September 19, 2003, pursuant to which CD Investment Partners, Ltd. (“CD”) will increase the amount of securities purchased from Private Media Group, Inc. (the “Company”) under that certain Securities Purchase Agreement (the “SPA”), dated as September 10, 2003, by and between CD and the Company so that the aggregate purchase price of the securities to be purchased hereunder and thereunder shall be $400,000. The securities to be purchased by virtue of this letter for an aggregate purchase price of USD $200,000 (the “Purchase Price”) are as follows: convertible notes (the “Notes”), which Notes are convertible into shares (the “Note Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), (ii) Series A Warrants (the “Series A Warrants”), and (iii) Series B Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), which such Warrants will entitle CD to purchase the number of shares (“Warrant Shares”) of Common Stock specified therein, all of which will be in the exact amount of, and contain and be subject to the same terms and conditions, as specified by the SPA, and as if such $200,000 additional purchase price (and the Notes and Warrants to be purchased thereby) were originally contemplated by, and contained in, the SPA. Accordingly, one-half of such additional $200,000 will be funded immediately as contemplated below and the remaining one-half of such additional $200,000 will be funded at the Second Closing (as defined in the SPA).

In connection with the purchase contemplated hereby, the Company certifies that (i) each and every representation and warranty made by the Company in the SPA was true and correct when made and are is true and correct in all material respects as of the date hereof with the same force and effect as if originally made as of the date hereof, except for any such representations or warranties which were made as of a specific date, which such representations and warranties were and continue to be true and correct as of such date, (ii) the terms and conditions of that certain Registration Rights Agreement (the “RRA”), dated as of September 10, 2003, by and between CD and the Company shall apply to the Notes and Warrants and the Note Shares and Warrant Shares, including any shares of Common Stock issued or issuable with respect to the Notes or the Warrants, (iii) the Note Shares and the Warrant Shares, including any shares of Common Stock issued or issuable with respect to the Notes or the Warrants, constitute Registrable Securities (as such term is defined in the RRA), (iv) the Registrable Securities will be included in the Form S-3 to be filed by the Company as contemplated by Section 2.1 of the RRA and (v) the Company has performed each of its covenants and other obligations that were to be performed pursuant to the terms of the SPA on or before the date of the First Closing (as defined in the SPA), each provision of the SPA to be complied with by the Company on or before the date of the First Closing has been duly performed and complied with and the Company, as of the date hereof, is in compliance with all applicable provisions of the SPA, the securities delivered pursuant thereto and the RRA. Simultaneously with the payment by CD on the date hereof of $100,000 of the Purchase Price, the Company will deliver Notes and Warrants in respect thereof to CD. Such portion of the Purchase Price will be delivered by wire transfer of immediately available funds to the account which was specified by the Company in connection with the consummation of the transaction contemplated by the SPA. The remaining portion of the Purchase Price and Notes in respect thereof will be delivered in connection with the Second Closing. This letter may be executed in multiple counterparts, each of which shall be deemed to be an original, including, without limitation, by facsimile transmission, and all such counterparts shall constitute but one instrument.

[signature page follows]

Very truly yours,

CD INVESTMENT PARTNERS, LTD.

By: /s/    DAVID BREE

Its: Director

Accepted and agreed to this 9th

day of October, 2003:

PRIVATE MEDIA GROUP, INC.

By: /s/    CHARLES PRAST

Its: CEO